Exhibit 99.1
Waytronx, Inc. Retires $7,200,000 in Debt

Company will post a related gain on debt extinguishments of $5,630,500 and will record an expense for the related discount of debt of $2,269,272 for the Second Quarter of 2010

TUALATIN, Ore. – April 20, 2010 – Waytronx, Inc. (OTCBB: WYNX), a leading provider of openly licensable advanced systems cooling solutions along with its wholly owned subsidiaries, CUI, INC., a provider of electromechanical components and CUI-Japan, its Japanese subsidiary, today announced that effective April 1, 2010, it has retired a total of $7,243,059 in debt, including $1,093,059 in accrued interest.  As a result, the company will post a related gain on debt extinguishments of $5,630,500 for the Second Quarter of 2010.

Waytronx reports that the prior owner of CUI, Inc. entered into an Accord & Satisfaction with the company eliminating a promissory note in the amount of $4,900,000.00, plus $850,500 in accrued interest, in exchange for One Million (1,000,000) shares of the company’s common stock and a one-time payment of $50,000.  Said convertible note resulted in intrinsic interest expenses to the company in FY 2009 of $2,146,353.

In addition, two “Angel Investors” converted notes totaling $1,492,559, including $242,559 in interest, into the company’s common shares.

William Clough, Waytronx’s president & chief executive officer, stated, “The retirement of this debt under these circumstances demonstrates the confidence that these investors have in our performance to-date and our plans moving forward.  The company is grateful to these individuals for retiring these substantial debt instruments in a manner that minimally dilutes the current shareholders and puts the company in a much better financial position moving forward.”

“The selfless actions of the prior owner of CUI Inc. and these two investors ensures and enhances our ability to develop our core business, while continuing to acquire and commercialize new technologies like the Digital Power Novum Digital line and the GASPT2 technology,”  Clough explained.

“We intend to continue our efforts to expand our product lines; form strategic alliances with companies like Power One and GL Industrial Services; increase our market share; and organically grow our business.  In short, we will continue to earn the confidence and trust the elimination of this debt represents,” Clough concluded.

About Waytronx, Inc.
Waytronx, Inc. has pioneered and is developing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others, utilizing its patented WayCool™/WayFast™ hybrid mesh architecture.  In addition, through its acquisition of CUI, Inc. in May 2008 and CUI-Japan in July 2009, Waytronx has developed the infrastructure, expertise, and platform necessary to acquire, develop, and commercialize new technologies.  Waytronx changed its name from OnScreen Technologies in December 2007. For more information, please visit www.waytronx.com.

About CUI, Inc.
CUI, Inc. is a solutions provider of electromechanical components and industrial controls for OEM manufacturing. Since its inception in 1989, CUI has been delivering quality products, extensive application solutions, and superior personal service.  CUI’s solid customer commitment and honest corporate message are a hallmark in the industry.  CUI is a wholly-owned subsidiary of Waytronx, Inc. For more information, please visit www.cui.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements.  The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products.  These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

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Media Contact:	Investor Relations:

Maggie Lefor	Fred Schultz
CUI	760-429-7775
503-612-2300	760-855-8880
info@waytronx.com	investors@waytronx.com

WayCool, WayFast, Waytronx and OnScreen are trademarks of Waytronx, Inc. Other names and brands are the property of their respective owner